LICENSE AGREEMENT

This License Agreement ("Agreement") is hereby entered into this 26th day of May, 2015 ("Effective Date"), between Neighborhood Licensing, LLC ("Licensor"), a New York limited liability company with an address at P.O. Box 622, Bedford, New York 10506, and BiVi LLC, a Nevada limited liability company with an address at 44 Seabro Avenue, Amityville, New York 11701 ("Licensee"). Licensor and Licensee are sometimes collectively called, the "Parties."

BACKGROUND

A. United Spirits, Inc. ("United Spirits") is a New York corporation owned by Richard DeCicco ("DeCicco") and is a federally licensed importer and wholesaler of wine and premium spirits.

B. Calogero "Chazz" Lorenzo Palminteri ("Palminteri"), the owner of Licensor, is an Italian American actor, writer, director and producer best known for writing and starring in "A Bronx Tale." Palminteri has appeared in more than 50 movies, has appeared in multiple network series and theatrical performances and has directed several network series episodes;

C. Licensor is the exclusive owner of all right, title and interest in Palminteri's full and formal name, nickname, alias, signature, image, likeness and the goodwill related to the foregoing ("CPIP");

D. DeCicco, Roseann Faltings ("Faltings"), Palminteri and Gianna Palminteri collectively conceived of the concept of a vodka product and the brand name "BiVi." DeCicco and Faltings investigated the trade name "BiVi" and developed a business plan, packaging style and proprietary vodka formula to be marketed under the trade name "BiVi", "BiVi Vodka," "BiVi Sicilian Vodka," "BiVi 100 percent Sicilian Vodka" or a similar name (hereinafter the "BiVi Brand");

E. DeCicco, Faltings and Palminteri thereafter agreed that the vodka product will be called "BiVi" and that the product would be supplied by Giovi Distilleria in Messina, Sicily. The Parties also agreed upon a sample of the BiVi Brand vodka product and the appearance and content of the United States label for the BiVi Brand vodka;

F. On or about April 11, 2013, Dan Kay International, Ltd, another company owned by DeCicco, filed a trademark application, Serial No. 85901933 (the "Application"), with the United States Patent and Trademark Office ("USPTO") to register the trademark "BiVi Vodka" and on April 11, 2014, Dan Kay International, Ltd assigned the Application to DeCicco individually;

G. On June 13, 2013, DeCicco received a Certificate of Label Approval (the "COLA") from the Department of the Treasury, Alcohol and Tobacco and Trade Bureau regarding the approval of the BiVi Brand vodka label;

H. In April 2015, Licensee was formed and thereafter United Spirits, DeCicco, Faltings and Dan Kay International, Ltd, assigned all right, title and interest in and to the BiVi

Brand, including without limitation, the Application, the right to use the BiVi Vodka trademark, the COLA, the right to market and sell Bivi Brand vodka and all future products marketed under the BiVi Brand, all recipes, inventory, supplier relationships, distributor relationships, licenses, intellectual property and other assets associated with the BiVi Brand (the "BiVi Assets") to Licensee;

I. Licensee wishes to obtain Palminteri's endorsement (the "Endorsement") and the right to use certain CPIP, the phrase "by Chazz Palminteri" and Palminteri's actual signature along with the "BiVi Vodka" trademark on all BiVi Brand products and packaging and labels in connection with the marketing and sale of BiVi Brand products worldwide. The Endorsement, the phrase "by Chazz Palminteri," Palminteri's signature and the other CPIP licensed under this Agreement shall be collectively referred to as the "CPLP" and is set forth in Exhibit A. Licensor has agreed to license the CPLP to Licensee for use in connection with the BiVi Brand and to endorse and advertise products sold under the BiVi Brand, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. **Grant of License.** Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement the right and license to use the CPLP, in the form set forth in Exhibit "A," in connection with vodka and gift sets under the BiVi Brand authorized by Licensor pursuant to Section 7.1 of this Agreement (the "Authorized Products"). If Licensee desires to use any other aspect of the CPIP and Licensor provides its express written consent, the Parties shall amend Exhibit A to reflect the additional CPLP. If Licensee wishes to expand the BiVi Brand beyond vodka to other products and use the CPLP in connection with those products, it must obtain Licensor's prior approval pursuant to Section 7.1 of this Agreement.

1.1 Other CPIP. Licensee acknowledges that except for Licensee's right to use the CPLP, this Agreement conveys no other right or license to use any other of Palminteri's intellectual property.

1.2 Restrictions on Licensee and Third Parties. During the Term (defined in Section 3), all vodka or other spirits sold by Licensee shall be sold under the BiVi Brand and endorsed solely by Palminteri.

1.3 Reservation of Rights. The Parties agree that Licensor's grant of the CPLP, including, without limitation, the Endorsement and Palminteri's signature, are non-exclusive. During the Term, Licensee expressly understands and agrees that Licensor has the right, in Licensor's sole discretion, to: (1) accept paid endorsements to use the CPIP in connection with any product or service whatsoever, except the Authorized Products, (2) invest in, consult with, render services to, or use the CPIP in connection with any business venture whatsoever, except the Authorized Products, even if competitive with the products sold under the BiVi Brand, or (3) engage, directly or indirectly, at wholesale, retail or otherwise, in the production, distribution,

license and sale of any product, except the Authorized Products, including, without limitation, wine, beer, soda and spirits other than vodka, using the CPIP.

1.4 Other Licenses. Licensee acknowledges that Licensor has licensed certain CPIP in connection with other business ventures, including, without limitation, restaurants and wine, and that such licenses are permitted under this Agreement.

2. **Personal Appearances.** Palminteri agrees to promote the Authorized Products and to cooperate in Licensee's efforts to promote the Authorized Products. Palminteri is not required to make any personal appearances ("Appearance" or "Appearances") at promotional events, including, without limitation industry conventions, promotional signings and similar corporate events, to endorse the Authorized Products. Subject to Licensee providing advance notice to determine Palminteri's availability and Licensee booking first class airfare, first class accommodations and first class transportation for Palminteri and one guest, Palminteri will use commercially reasonable efforts to make commercially reasonable Appearances within the United States. Licensee shall also pay for all expenses incurred by Licensor incidental to the Appearance or promptly reimburse Palminteri for such expenses pursuant to Section 5.3 of this Agreement.

3. **Term**. The term (the "Term") of this Agreement shall commence on the Effective Date and will continue for so long as Licensee sells BiVi Brand products, with or without the Endorsement.

4. **Registration and Use of the "BiVi" trademark.**

4.1 BiVi. All right, title and interest in the trademarks "BiVi," "BiVi Vodka," "BiVi Sicilian Vodka" or "BiVi 100 percent Sicilian Vodka" or any similar name has been assigned to and is held by Licensee, and title shall remain with Licensee, unless transferred pursuant to Section 17 of this Agreement.

4.2 The Compound Mark. If Licensee wishes to file an application to register the compound trademark, "BiVi Sicilian Vodka by Chazz Palminteri," or a similar trademark (the "Compound Mark"), the Parties shall jointly own all right and title to the Compound Mark during the Term, and shall mutually cancel any registration of the Compound Mark within 30 days of termination of the Endorsement or expiration of this Agreement. Licensor makes no representations regarding the ability to register the Compound Mark.

4.3 Security Interest in Trademarks. To secure Licensee's performance under this Agreement, Licensee grants Licensor a security interest in the Application and all subsequently filed trademarks registrations which include the name "BiVi" or relate to the BiVi Brand (the "BiVi Trademarks"). Licensee shall execute all documents reasonably necessary to grant Licensor a security interest in the Application and the BiVi Trademarks.

5. **Initial Fee, Royalty Fees and Payment.**

5.1 Initial Fee. Licensor agrees to waive the initial cash fee in exchange for the issuance of one million (1,000,000) shares of restricted common stock in Iconic Brands, Inc. to Licensor ("Initial Fee").

5.2 Legal Fee Reimbursement. Licensee shall reimburse Licensor's reasonable pre-signing legal fees incurred in connection with this Agreement up to $10,000 within 10 days of the Effective Date.

5.3 Expense Reimbursement. In the event that Palminteri books his own airfare, accommodations and/or transportation, or Palminteri incurs expenses in connection with any Appearance made pursuant to Section 2 of this Agreement, Licensee shall reimburse Licensor for all reasonable expenses incurred by Palminteri and one guest, including, without limitation, out of pocket expenses for first class airfare, first class accommodations, first class transportation, meals and any other incidental expenses within 14 days of Licensor's submission of a reimbursement request to Licensee.

5.4 Royalty Fee. Licensee shall pay Licensor a fee equal to five percent (5%) of the monthly gross sales (the "Royalty Fee"), including any barter or trade at retail, without setoff for any discounts offered for advance payment. Gross sales include all revenues generated during the preceding month with respect to: (1) all BiVi Brand products; and (2) all products packaged, marketed or sold with BiVi Brand products ("Gross Sales"). The Royalty Fee shall be paid on or before the 15th day of each month for the preceding month. On the 15th day of each month Licensee must also submit a certified Gross Sales Report as set forth in Section 10.2.

5.4.1 Minimum Royalty Fee. During the Term, Licensee shall pay to Licensor a minimum Royalty Fee ("Minimum Royalty Fee") as set forth in the Minimum Royalty Fee schedule below. If the Minimum Royalty Fee during a time period set forth in the chart below ("Time Period") exceeds the actual Royalty Fees paid, the shortfall shall be defined as a "Deficiency." The Deficiency shall be paid to Licensor within 45 days of the end of the Time Period. Any Royalty Fees paid in excess of the Minimum Royalty Fee due for a Time Period shall not carry over to meet the Minimum Royalty Fee for the following Time Period.

TIME PERIOD	MINIMUM ROYALTY FEE
Months 1-12 from the Effective Date	$100,000
Months 13-24 from the Effective Date	$150,000
Months 25-36 from the Effective Date	$165,000
Months 37-48 from the Effective Date	$181,500
Months 49-60 from the Effective Date	$199,650
Months 61 to 72 and each	$219,615

twelve month period thereafter until the termination or expiration of this Agreement	

5.4.2 No Set-Off, Abatement or Deductions. Licensee is responsible for making all payments when due, without the necessity of any demand therefor, and without any set-off, abatement or deduction.

5.5 Manner of Payment. All amounts payable pursuant to this Agreement, including, without limitation, any Royalty Fee or reimbursement, will be computed and paid in U.S. Dollars using the rate of exchange quotes by exchangerate.com on the first day of the month the payment is due, or, if the payment is late, the rate of exchange quoted on the date the payment is made, whichever is more favorable to Licensor. Payment shall be made by wire transfer to Licensor pursuant to wire instructions provided to Licensee. Licensee agrees to be responsible for the payment of all bank charges, service charges and/or administrative charges associated with each wire transfer, including reimbursing Licensor for any such charges incurred by Licensor.

5.6 Interest. If Licensee fails to make a payment to Licensor when due, Licensor has the right to immediately charge interest on such past due amount from the date it was due until all past due amounts are paid, at a rate of the lesser of 18% per annum or the highest lawful interest rate which may be charged for commercial transactions in the State of New York. Nothing contained in this Section shall prevent Licensor from exercising, in Licensor's sole judgment, any other rights or remedies available to Licensor under this Agreement.

6. **Licensee's Acknowledgements.**

6.1. Palminteri Reputation. Licensee agrees and acknowledges that Palminteri is a person of standing in his profession and that his career might or would be adversely affected if the CPLP were presented to the public in a questionable, disreputable or unflattering manner. Licensee must use its best efforts to ensure that the BiVi Brand is marketed, and Licensee's business is operated, in a manner that will not cause the CPLP to be brought into disrepute or public embarrassment.

6.2 CPLP Goodwill. Licensee acknowledges the validity of the CPLP and the complete ownership by Licensor of all right, title and interest in the CPLP, and Licensee agrees and acknowledges that any and all rights and goodwill arising from use of Palminteri's name and likeness by Licensee shall inure exclusively to the benefit of Licensor, and that Palminteri's name and likeness has secondary meaning in the mind of the public.

6.3 Necessary Provisions. Licensee agrees that Sections 6, 7 and 9.2 of this Agreement are necessary to protect Palminteri's and Licensor's reputation and goodwill and to maintain the standards of operation in connection with the CPLP.

7. **Licensee's Rights and Obligations.**

7.1 Authorized Products. Licensor hereby authorizes Licensee to use the CPLP in connection with BiVi Brand vodka products which conform to the Licensor approved sample and such Authorized Products are set forth in Exhibit "B." Licensee may not change the formulation from the approved sample without Licensor's prior written authorization. If Licensee seeks to use the CPLP in connection with a new product, it must provide Licensor with at least three samples of the proposed product. Within 10 days of receiving the samples, Licensor will notify Licensee whether it will consent to the use of the CPLP in connection with such new product or whether it requires additional time to consider the proposed product samples. If Licensor consents to the proposed product, the Parties shall amend Exhibit B to reflect the additional Authorized Product. All such approvals and authorizations shall not be unreasonably withheld, delayed, or conditioned. The Parties agree that the addition of Authorized Products shall not change Palminteri's obligations in connection with Appearances under Section 2 of this Agreement.

7.2 Supplier. Licensee may obtain Authorized Products from its present supplier (the "Approved Supplier") in conformity with the approved sample. If Licensee wishes to change the Approved Supplier it must obtain Licensor's consent. In addition to providing Licensor with three samples of the Authorized Products to be manufactured by the supplier, Licensee agrees to complete a thorough due diligence investigation on the supplier and provide the results of such investigation to Licensor. Licensee shall ensure that supplier's business, employment, manufacturing, storage and shipment practices are lawful and commercially reasonable and that the supplier maintains commercially reasonable general liability insurance, products and completed operations liability insurance, UCC insurance and defective products insurance on which Licensor and Palminteri shall be added as insured parties. In the event that Licensee fails to complete a due diligence investigation or its investigation is deemed inadequate by Licensor, in Licensor's sole discretion, Licensor may conduct its own due diligence investigation and Licensee shall reimburse Licensor for the cost of such investigation.

7.3 Licensee Forecasts. Licensee shall deliver to Licensor written non-binding annual and monthly purchase and sales forecasts for each calendar year that this Agreement is in force and effect. Licensee shall submit an annual forecast by December 1 in the calendar year preceding the forecast year, and shall provide monthly forecasts, including BiVi Brand product case volume estimates, marketing and sales efforts and new distributor or channels of distribution, which shall be updated on a quarterly basis. Licensee will use commercially reasonable efforts to anticipate increased volume requirements, and communicate said requirements to the Approved Supplier on a timely basis.

7.4 Promotional, Marketing and Fundraising Materials. Prior to using Palminteri's name and likeness for the first time in connection with any promotional, marketing or fundraising materials, Licensee shall obtain the prior written approval of Licensor. If Licensor does not object to the use within 10 days of receipt of the approval request, the use shall be deemed approved. Any such usage by Licensee featuring Palminteri's name and likeness shall be and remain the property of Licensor; however, Licensee shall have the right to use the promotional, marketing and/or fundraising materials solely in connection with the sale of the Authorized Products and only during the Term, unless the Endorsement is terminated pursuant to

Section 12. In the event that the Endorsement is terminated, Licensee must comply with Section 13.

All cost of developing or modifying artwork involving Palminteri's name and likeness, shall be the responsibility of Licensee. All artwork and designs involving Palminteri's name and likeness or any reproduction of the same, shall, notwithstanding their invention or use by Licensee, be and remain the property of Licensor and licensed under this Agreement.

7.5 Product Sales. Licensee may not dump, abandon, donate or provide free samples of inventory or sell inventory at a substantial discount, unless approved by Licensor and/or such inventory is not of saleable quality, and shall sell all BiVi Brand products for a profit.

7.6 Customer Service. Licensee must provide commercially reasonable, prompt, courteous and responsive customer service for all BiVi Brand products, and provide a reasonable replacement or refund in connection with customer complaints.

7.7 Compliance with Applicable Laws. Licensee shall comply with all applicable international, federal, state and local laws, ordinances and regulations regarding the operation of the BiVi Brand, including, without limitation, all international and government regulations relating to occupational hazards and health, manufacturing and distributing alcoholic beverages, product safety standards, consumer protection, trade regulation, workers' compensation, unemployment insurance, withholding and payment of Federal and State income taxes and social security taxes and sales, use and property taxes, taxes, tariffs or fees imposed by any county in which Licensee conducts business and the applicable provisions of the Americans with Disabilities Act ("ADA"), or any similar international or country law, regarding the construction, design and operation of any business locations maintained or utilized by Licensee, which if not complied with, could materially and adversely affect the BiVi Brand or the reputation of Licensor or Palminteri.

7.8 Recall by Governmental Agency or Supplier. If any governmental agency or the Approved Supplier determines that any BiVi Brand products (1) are not fit for human consumption, are contaminated, (2) constitute a human health hazard, (3) are otherwise not saleable, or (4) otherwise recommends their recall, Licensee shall immediately issue a recall, replace the BiVi Brand products, issue a credit to consumers and take all steps to make consumers whole.

7.9 Pending Actions. Licensee shall notify Licensor, in writing, within five days of the commencement of any action, suit or proceeding and the issuance of any order, suit or proceeding of any court, agency or other government instrumentality, including the receipt of any notice or citation, which may adversely affect the operation or financial condition of Licensee or the BiVi Brand.

7.10 Supplying Products to Licensor. Licensee shall provide Palminteri with BiVi Brand products free of charge upon the reasonable request of Licensor, so that Palminteri may promote the products.

8. **Licensor's Rights and Obligations.**

8.1 Right to Inspect. Licensor shall have the right to review, upon reasonable notice, the operation of Licensee in order to ensure the high quality standards of the BiVi Brand. If Licensee fails to take corrective or remedial action after written notice by Licensor of any violations and a reasonable time to take such actions, and such violations remain uncured after a 10-day cure period (or a 5-day cure period if there are exigent circumstances), Licensor shall have the right, but not the obligation, to take such actions as Licensor may reasonably believe necessary to protect the CPLP, either in its own name or in the name of the Licensee and be reimbursed by Licensee.

8.2 Right to Test Products. Licensor reserves the right to require Licensee to submit a representative sample of the BiVi Brand products for testing at an outside testing service of Licensor's choosing. Licensee shall pay, or reimburse Licensor, for all costs associated with any laboratory testing outside testing service.

9. **Representations and Warranties.**

9.1 Licensor represents and warrants that:

9.1.1 Right to Enter into this Agreement. Licensor has the right to enter into this Agreement and that Licensor is free to grant the rights granted herein;

9.1.2 No Breach of Other Agreements. The execution and performance of Licensor's obligations under this Agreement does not breach or cause a breach under any other agreement to which Licensor is a party.

9.2 Licensee represents and warrants that:

9.2.1 Right to Enter into this Agreement. Licensee has the right to enter into this Agreement and Licensee is free to grant the rights granted herein;

9.2.2 Ownership of the BiVi Brand and BiVi Assets. Licensee owns all right, title and interest in the BiVi Brand, BiVi Assets, including, without limitation the trademark application and right to use the BiVi Vodka trademark, and the products sold under the BiVi Brand

9.2.3 Activity Conducted Through Licensee. All activity concerning the BiVi Brand shall be conducted by and through Licensee;

9.2.4 No Breach of Other Agreements. The execution and performance of Licensee's obligations under this Agreement do not breach or cause a breach under any other agreement to which Licensee is a party;

9.2.5 Use of CPLP with Another Business. Licensee will not make, or authorize, any use, direct or indirect, of the CPLP in connection with any other business;

9.2.6 Obligations and Debts. Licensee will not incur any obligation or indebtedness on Licensor's behalf, and any services to be performed or participation required by Licensor shall be approved by Licensor;

9.2.7 Notification of Unauthorized Use of CPLP. Licensee will promptly notify Licensor if it becomes aware of any suspected unauthorized use of the CPLP, any challenge to the validity of the CPLP, or any challenge to Licensor's ownership of, Licensor's right to use and to license others to use, or Licensee's right to use, the CPLP. Licensor makes no representations or warranties with regard to any third-party's right to use the CPLP in connection with vodka;

9.2.8 Commercially Reasonable Efforts. Licensee will use commercially reasonable efforts to: (1) promote and maximize demand for the BiVi Brand products; (2) maintain sufficient inventory of the BiVi Brand products; and (3) to use commercially reasonable distribution channels to meet consumer demand;

9.2.9 Advertising. All of Licensee's advertising and promotion shall be completely factual and shall conform to the highest standards of ethical advertising. Licensee agrees to refrain from any business or advertising practice which may reasonably be injurious to the BiVi Brand, the CPLP or the reputation of Licensor or Palminteri;

9.2.10 Testing and Management of Inventory. Licensee will utilize best practices for testing the BiVi Brand products so that the BiVi Brand products conform to the agreed upon sample, to ensure that the BiVi Brand products are safe for consumption by the public and to properly manage inventory age and storage conditions, maintaining first in, first out ("FIFO") processes in its warehouses, and proactively managing warehouse conditions to avoid excessive heat, light and moisture exposure. Additionally, Licensee agrees to use commercially reasonable efforts to monitor and manage its customers' retail trade inventory to ensure that customers and consumers are provided high quality products for purchase;

9.2.11 Quality of Products. All BiVi Brand products at the time and place of delivery to the consuming public (1) shall be pure and wholesome, fit for the purpose intended, merchantable, and free from all defects; (2) shall, in all instances, comply with all international, federal, state or local laws and regulations, in all respects, including, without limitation, imports and exports, beverage quality, labeling, identity, quantity, packaging and returnable container or deposit requirements; (3) shall not be adulterated or misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, and shall not be an article or articles which may not, under the provisions of said Acts, be introduced into interstate commerce; (4) shall comply with all regulations and requirements of the Alcohol and Tobacco Tax and Trade Bureau, the Bureau of Alcohol, Tobacco, Firearms and Explosives and the Food Safety Modernization Act; (5) shall not be adulterated or misbranded within the meaning of the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Hazardous Substances Act, or

any applicable state pure foods act or any other applicable international, federal, state, or local law or regulation; and (6) shall comply with all applicable international and country laws; and

9.2.12 Operation of Licensee. Licensee is solely responsible for selecting, retaining and paying Licensee's employees; the payment of all invoices for the purchase of goods for use in connection with the BiVi Brand and products; and determining whether, and on what terms, to obtain any financing or credit which Licensee deems advisable or necessary for the conduct of the business related to the BiVi Brand. Licensee agrees to pay all current obligations and liabilities to suppliers, lessors and creditors on a timely basis in accordance with industry standards. Licensee agrees to indemnify Licensor in the event that Licensor is held responsible for debts owed by Licensee or Licensor reasonably elects to pay any of Licensee's obligations in order to preserve the BiVi Brand. Licensee agrees to make prompt payment of all tariffs, import fees, country, federal, state and local taxes, including individual and corporate taxes, sales and use taxes, franchise taxes, gross receipts taxes, employee withholding taxes, FICA taxes, personal property and real estate taxes arising from Licensee's operation of the BiVi Brand. Licensee agrees to indemnify Licensor in the event that Licensor is held responsible for these taxes.

10. Books and Records.

10.1 Books and Records. Licensee must maintain such books, accounts, records and memoranda disclosing all transactions relating to or involving the operation of the BiVi Brand, the sale of BiVi Brand products and the sale of all products in connection with the CPLP. Licensor shall have access to examine, inspect and copy all such books, accounts, records, memoranda, computer files and systems to review, inspect and poll such data during regular business hours. Financial records and statements must be kept and maintained in conformity with generally accepted accounting principles or such other accounting method that is acceptable for tax reporting purposes.

10.2 Periodic Reports. Licensee must submit via email to Licensor preliminary weekly sales reports setting forth Gross Sales generated during the previous week. On the 15th day of each month Licensee must submit a monthly signed Gross Sales report with each Royalty Fee setting forth total Gross Sales generated during the previous month, a comparison of the BiVi Brand products' performance in comparison to other spirits, Licensee's calculation of the Royalty Fee and any other information Licensor may reasonably request ("Gross Sales Report"). Licensor reserves the right to specify the accounting and/or bookkeeping procedures, formats, systems and forms Licensee will use in the operation of the BiVi Brand and the sale of BiVi Brand products, provided that such procedures, formats, systems and forms shall be in accordance with industry standards.

10.3 Annual Financial Statement and Tax Return. Within 60 days after the close of each calendar year Licensee must deliver to Licensor annual financial statements, including but not limited to profit and loss statements, for the preceding year prepared in accordance with generally accepted accounting principles or such other accounting methods that are acceptable

for tax reporting purposes. Licensee must furnish to Licensor copies of federal, state and local sales, payroll, income or other tax returns filed in connection with the BiVi Brand or the sale of BiVi Brand products by April 15th following the end of the Licensee's tax year.

10.4 Right to Audit. Licensor shall have the right at any time during Licensee's business hours, and upon 72 hours prior notice to Licensee, and without disrupting Licensee's business activities, to inspect and audit, or cause to be inspected and audited, the BiVi Brand's business, gross sales, bookkeeping and accounting records, sales and income tax records and returns and other records. Licensee agrees to cooperate fully with Licensor, Licensor's representatives and/or independent accountants hired to conduct any such inspection or audit. If Licensor's inspection or audit is made necessary by Licensee's failure to furnish reports, supporting records or other information Licensor requires, or to furnish such items on a timely basis, or if the information is not accurate (i.e., Licensee's Gross Sales are understated by one percent (1%) or more or the Royalty Fee is underpaid by one percent (1%) or more), Licensee agrees to immediately reimburse Licensor for the cost of such inspection or audit, including, without limitation, the charges of attorneys and independent accountants and the travel expenses, room and board and compensation of Licensor's employees and/or representatives. Licensee must also immediately pay Licensor any shortfall in the amounts owed to Licensor, including interest as described in Section 5.6. The foregoing remedies are in addition to Licensor's other remedies and rights under this Agreement and applicable law.

11. **Confidentiality.** The Parties acknowledge that all non-public information relating to the business and operations of Licensor and Licensee which they learn or have learned from the other during or prior to the Term is confidential ("Confidential Information"). The Parties acknowledge the need to preserve the confidentiality and secrecy of such Confidential Information and agree that, both during the Term and after the expiration or transfer of this Agreement, they shall not use or disclose same, and shall take all reasonable steps to preserve in all respects such confidentiality and secrecy. The provisions of this section shall not apply with respect to: (1) any information that is generally available to the public other than as a result of disclosure in violation of this Agreement; (2) any information that is known to a Party prior to disclosure by the other Party or independently developed by a Party; (3) any otherwise Confidential Information that is disclosed to a Party by a third party absent a separate agreement restricting such disclosure; or (4) information that is required to be disclosed by judicial or administrative order or required to be disclosed to enforce the terms and conditions of this Agreement. The provisions of this Section 11 shall survive the expiration or transfer of this Agreement.

12. **Default and Termination of the Endorsement.**

12.1 With Notice and Without Opportunity to Cure. Licensor has the right to terminate the Endorsement upon written notice without providing Licensee an opportunity to cure for any of the following breaches or defaults:

12.1.1 Initiation of Distribution. If Licensee fails to begin distribution of the Authorized Products within one year of the Effective Date.

12.1.2 Voluntary Bankruptcy. If Licensee makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, are adjudicated bankrupt or insolvent, file or acquiesce in the filing of a petition seeking reorganization or arrangement under any federal or state bankruptcy or insolvency law, or consent to or acquiesce in the appointment of a trustee or receiver for Licensee or the BiVi Brand.

12.1.3 Involuntary Bankruptcy. If proceedings are commenced to have Licensee adjudicated bankrupt or to seek Licensee's reorganization under any state or federal bankruptcy or insolvency law, and such proceedings are not dismissed within 60 days, or a trustee or receiver is appointed for Licensee or the BiVi Brand without Licensee's consent, and the appointment is not vacated within 60 days.

12.1.4 Liens. If a levy of writ of attachment or execution or any other lien is placed against Licensee or any of its assets, other than mechanics liens and liens for under $25,000 in the aggregate, which is not released or bonded against within 60 days after attachment.

12.2 Upon 15 Days' Notice to Cure. Licensor has the right to terminate the Endorsement if any of the following defaults remains uncured after expiration of the 15-day cure period:

12.2.1 Failure to Defend or Indemnify. If Licensee fails to defend or indemnify Licensor and/or Palminteri against any third-party claim, suit, or demand arising out of the operation of the BiVi Brand and/or Licensee's use of the CPLP and/or Licensee's use of Palminteri's name and likeness.

12.2.2 Insolvency. If Licensee becomes insolvent.

12.2.3 Abandonment. If Licensee fails to market or sell BiVi Brand products for 120 days.

12.2.4 Insurance. Licensee fails to maintain insurance or otherwise fails to adhere to the requirements of Section 16 of this Agreement.

12.2.5 Under-reporting of Gross Sales. If any audit reveals that Licensee has understated Licensee's Gross Sales by more than 2%.

12.2.6 Non-Payment or Failure to Report. If Licensee fails to pay as and when due any sums owed to Licensor or fails to submit timely Gross Sales Reports.

12.3 Upon 30 Days' Notice to Cure. Licensor has the right to terminate the Endorsement if any of the following defaults remains uncured after expiration of the 30-day cure period:

12.3.1 Unauthorized Transfer. Licensee purports to sell, transfer or otherwise dispose of Licensee or any interest in the BiVi Brand in violation of this Agreement.

12.3.2 Violation of Law. If Licensee violates any law, including, without limitation, any health, safety or sanitation law, ordinance or regulation or operates the BiVi Brand in a manner that presents a health or safety hazard to customers, or the general public, and such violation is not cured upon the subsequent inspection.

12.3.3 Criminal Acts. If Licensee or Licensee's principals are convicted of or plead guilty or no contest to a felony or take part in any criminal misconduct relevant to the sale of vodka or spirits.

12.3.4 Fraud. If Licensee or Licensee's principals commit any fraud, material misrepresentation or omission in the sale of vodka or spirits or in connection with the BiVi Brand, including, without limitation, any financial misrepresentation.

12.3.5 Misuse of the CPLP. If Licensee or Licensee's principals fail to obtain Licensor's consent to use, or materially violate, any provision hereof pertaining to the use of the CPLP.

12.3.6 Government Regulations. Licensee is notified of non-compliance and fails to comply with any law or regulation applicable to the Licensee, the BiVi Brand or the CPLP within 15 days or government action is taken against Licensee that results in any obligation upon Licensor which Licensor reasonably determines is uneconomical, not in the best interests of Licensor, or would result in Licensor having an unintended relationship or obligation.

12.3.7 Failure to Perform or Comply. If Licensee fails to perform or comply with any one or more of the other terms or conditions of this Agreement or any other agreement(s) between the Parties.

13. **Rights and Duties upon Termination, Expiration or Transfer**. Upon termination of the Endorsement or expiration or transfer of this Agreement, regardless of the cause, Licensee must, at Licensee's cost and expense:

13.1 Cease Use of the CPLP. Immediately cease the use of the CPLP, subject to the Sell-Off Period set forth in Section 14, if applicable;

13.2 Cancel Registration. Immediately take any and all action necessary to cancel any registration of the Compound Mark pursuant to Section 4.2, except, if applicable, in the event of transfer;

13.3 Destroy Items Containing the CPLP. Destroy all items, products, packaging, bags, artwork, photographs and any other items containing the CPLP within 15 days of termination of the Endorsement or expiration of this Agreement and provide Licensor with a certification that the foregoing has been destroyed, subject to the Sell-Off Period set forth in Section 14, if applicable;

13.4 Pay Unpaid Fees. Immediately pay Licensor all unpaid fees and other monies owed under this Agreement;

13.5 Continued Payment. Continue to pay Licensor the Royalty Fee due under this Agreement for so long as Licensee, United Spirits, Iconic Brands, Inc., PNBM Holdings, LLC, any third party authorized by Licensee, or any entity controlled by DeCicco or Faltings, continues to import, sell, market or distribute products under the BiVi Brand.

13.6 No Contest of CPIP. Licensee agrees that after the termination of the Endorsement or the expiration or transfer of this Agreement, Licensee will not directly or indirectly contest or aid in contesting Licensor's ownership of the CPIP, including, without limitation, Palminteri's name and likeness, or take any action whatsoever to challenge Licensor's claimed rights therein.

14. **Sell-Off Period.** Upon termination of the Endorsement for any reason or the expiration this Agreement, except in the case of Licensor's termination of the Endorsement for failure to comply with the quality of the BiVi Brand products or use of the CPLP requirements contained herein, all licenses granted to Licensee under this Agreement will terminate, provided that for a period of 120 days after the termination of the Endorsement or the expiration of this Agreement (the "Inventory Sell-Off Period"), Licensee will have the right to sell all unsold BiVi Brand products bearing any CPLP that were manufactured prior to Licensor's termination of the Endorsement or expiration of this Agreement, but only to Licensee's regular customers through Licensee's normal distribution channels and in compliance with the terms and conditions of this Agreement and applicable laws. Royalty Fees will continue to accrue on such sales. Thereafter, Licensee must discontinue the sale of any BiVi Brand products bearing any CPLP. If Licensee fails to comply with the terms and conditions of this Agreement during the Inventory Sell-Off Period, Licensor may immediately terminate the Inventory Sell-Off Period upon written notice to Licensee and without an opportunity to cure. Upon the termination or expiration of the Inventory Sell-Off Period, any accrued and unpaid Royalty Fees in connection with BiVi Brand products sold by Licensee during the Inventory Sell-Off Period will become due and payable within 10 days of the end of such Inventory Sell-Off Period. Any BiVi Brand products containing any CPLP and remaining after such Inventory Sell-Off Period must be destroyed. Licensee shall not liquidate BiVi Brand products bearing any CPLP through discounters or liquidators during the Inventory Sell-Off Period.

15. **Indemnification.**

15.1 Licensee's Indemnification of Licensor. Licensee shall indemnify, protect, defend and hold harmless Licensor, its members, managers, employees, agents, heirs, estate, successors and assigns, and Palminteri against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party (including any governmental authority) arising from or relating to: (1) the import, sale, marketing or distribution of BiVi Brand products, alone or in connection with other products and/or (2) any third-party claim, suit, or demand arising out of Licensee's use of the CPLP or any unauthorized use of the CPIP.

15.2 Licensor's Indemnification of Licensee. Licensor shall indemnify, protect, defend and hold harmless Licensee and any of its subsidiaries, members, managers, employees, agents and stockholders against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party (including any governmental authority) arising from or relating to the breach of any material representation or warranty made by Licensor hereunder.

15.3 Procedure. In the event that any party seeking indemnification under this Section 15 (each, an "Indemnified Party") receives notice of a claim as to which indemnification is sought, such party shall reasonably promptly notify the party obligated to provide indemnification to such Indemnified Party (each, an "Indemnifying Party") thereof, except that the failure to so notify shall not exempt the Indemnifying Party from its obligations hereunder, except to the extent that such failure has actually prejudiced the Indemnifying Party's legal position with respect to the claim. Upon receipt of notice, the Indemnifying Party shall advise the Indemnified Party that it has assumed the defense thereof. The Indemnified Party shall have the right to approve the legal counsel retained by the Indemnifying Party and may undertake the defense, at the Indemnifying Party's expense, if the Indemnifying Party fails to undertake the defense in a timely manner. The Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any claim or consent to entry of any judgment.

16. **Insurance**. Licensee agrees to purchase, procure and maintain such insurance covering the sale and distribution of vodka and, if applicable, other spirits, and the operation of the BiVi Brand. Licensee shall purchase and maintain: (1) general liability insurance in the minimum amount of $1,000,000 per claim (including personal and advertising injury and employee benefits liability insurance of $1,000,000), $2,000,000 in the aggregate, and $2,000,000 of products and completed operations liability insurance, UCC insurance and defective products insurance; (2) property insurance as required by Licensee's landlord, which shall include flood and earthquake insurance with a limit of $1,000,000 or such lesser amount in accordance with industry standards, utility service interruption insurance with a limit of $100,000, and ordinance and law insurance in the amount of $250,000, perishable stock insurance on an actual loss basis, business income and extra expense insurance on an actual loss basis, and building, fixture, business personal property and electronic data processing insurance on a replacement cost basis,

unless such insurance is provided by Licensee's landlord; (3) in the event Licensee wishes to use a motor vehicle in connection with Licensee's operation of the BiVi Brand, auto insurance for all vehicles used in connection with operating Licensee's business, including Licensee-owned vehicles, and non-Licensee owned vehicles, which will include liability coverage in the minimum amount of $1,000,000 per year, or the minimum required by state regulations, whichever is greater; and (4) Worker's Compensation, liquor liability and dram shop insurance, and such other insurance as may be required under applicable laws and regulations or reasonably required by Licensor. Licensor and Palminteri shall be named as additional insured on all insurance policies maintained by Licensee and Licensee shall reimburse Licensor and/or Palminteri for the cost of any umbrella policy maintained by Licensor or Palminteri specifically for protection from third-party liability in connection with this Agreement, which reimbursement shall be capped at $10,000 per year. Upon request by Licensor, Licensee shall provide proof of insurance to an agent designated in writing by Licensor. Licensee shall provide Licensor with written notification of the cancellation of any insurance policy maintained by Licensee within five days of the policy's cancellation.

17. **Assignment or Transfer**.

17.1 Transfer. Licensee's rights under this Agreement are personal, and Licensee shall not sell, transfer or assign its rights under this Agreement or the BiVi Brand, including any BiVi Assets, without Licensor's prior written consent, which shall not be unreasonably withheld, delayed, or conditioned, except as provided herein. Any sale, transfer, or assignment made without Licensor's prior written consent shall be voidable at Licensor's option and shall subject this Agreement to termination of the Endorsement pursuant to Section 12 of this Agreement. As a condition of Licensor's prior written consent, Licensor may require that all of the following conditions be satisfied on or before the date of transfer:

17.1.1 Investigation. Licensee shall provide Licensor will sufficient information about the proposed transferee for Licensor to be able to make a good faith determination that the proposed transferee is of good moral character, with sufficient business experience, aptitude and financial resources to faithfully perform Licensee's obligations under this Agreement;

17.1.2 Compliance with this Agreement. Licensee's payment of all monetary obligations due through the date of transfer and cure of any material defaults under this Agreement or any other agreement between the Parties;

17.1.3 Assumption Agreement. The transferee's execution of a written assumption agreement, on Licensor's form, whereby the transferee assumes and agrees to faithfully perform all of Licensee's duties and obligations under this Agreement; and

17.1.4 Mutual Termination Agreement. The Parties shall execute a mutual termination agreement, on Licensor's form, providing: (1) that Licensee shall remain liable for all of the obligations to Licensor under this Agreement incurred prior to the date of the transfer and (2) a general release of any and all claims against Licensor and/or Palminteri, in his corporate and individual capacities, including, without limitation, claims arising under this

Agreement and any other agreement between the Parties and federal, state and local laws, rules and regulations.

17.2 Ownership of Licensee. Licensee shall set forth the ownership interest of every member of Licensee in the Statement of Ownership form set forth in Exhibit "C" and update Exhibit C in the event of any change in ownership interest.

17.3 Liquidity Events. In the event of an approved transfer under 17.1, merger, sale of Licensee, sale of Licensee's assets or equity, sale of the BiVi Brand, sale of the BiVi Assets or an initial public offering of common stock in Licensee, which occurs during the Term or at any time after the expiration of this Agreement (a "Liquidity Event"), which is subject to Licensor's prior approval, such approval not to be unreasonably withheld, delayed, or conditioned, Licensor shall be entitled to: (1) 15% of the net sale proceeds as if Licensor was a 15% member of Licensee; or (2) an option to purchase 15% of an undiluted membership interest in Licensee at or prior to the Liquidity Event for $1. In connection with any Liquidity Event, Licensee shall comply with this Section 17. If Licensee proposes to transfer products or assets in addition to the BiVi Brand, BiVi Assets or products using the CPLP to a third party, then Licensee shall be reasonable in allocating sale proceeds to the BiVi Brand, BiVi Assets or products using the CPLP for purposes of this paragraph. In the absence of any other method, the sales price shall be apportioned based on the percentage of gross sales of the BiVi Brand in relation to the total gross sales for all other products sold in the transaction for the preceding 12 months. Licensor and the buyer, at Licensor's option, shall execute a separate license agreement and Licensee shall reimburse Licensor for any third party fees incurred in connection with any Liquidity Event.

17.4 Expiration. The Parties expressly agree that they intend the provisions of this Section 17 to survive the expiration of this Agreement.

18. **Miscellaneous.**

18.1 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be given by hand delivery, by courier service (such as Federal Express or by other messenger) or by deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Licensor:

Neighborhood Licensing, LLC
P.O. Box 622
Bedford, New York 10506

With a copy by e-mail to:

Lane Fisher, Esq.
Fisher Zucker, LLC
21 S. 21st Street
Philadelphia, PA 19103
E-mail: lfisher@fisherzucker.com

If to Licensee:

BiVi, LLC
44 Seabro Avenue
Amityville, New York 11701

With a copy by e-mail to:

Southridge LLC
90 Grove Street, Ste. 204
Ridgefield, CT 06877
E-mail: shicks@southridge.com

or to such other address as either Party furnishes to the other in writing in accordance with this Section. Notices and communications shall be effective when actually received by the addressee.

18.2 Guarantee. Iconic Brands, Inc. ("Guarantor") hereby unconditionally guarantees without notice, demand or presentment, the payment of all of Licensee's indemnification of third party claims and obligations under this Agreement and any other agreement between Licensee and Licensor and/or Licensor's affiliates, as if it were an original party to this Agreement. Guarantor further agrees to be bound by the restrictions upon Licensee's activities upon termination of the Endorsement and transfer or expiration of this Agreement as if it were an original party to this Agreement. Guarantor shall execute a guarantee in the form attached hereto as Exhibit "D". Upon the bankruptcy or other financial impairment of Guarantor, Licensor shall have the right to demand the personal guarantee of a person of equal value.

18.3 Stand-By Guarantee. In the event that Guarantor cannot satisfy its obligations pursuant to Section 18.2, Richard DeCicco ("Stand-By Guarantor") hereby unconditionally guarantees without notice, demand or presentment, the payment of all of Licensee's indemnification of third party claims and obligations under this Agreement and any other agreement between Licensee and Licensor and/or Licensor's affiliates, as if it were an original party to this Agreement. Stand-By Guarantor shall execute a guarantee in the form attached hereto as Exhibit "E." Guarantor further agrees to indemnify Stand-By Guarantor against any liability sustained by Stand-By Guarantor pursuant to this Section 18.3.

18.4 Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee concerning the subject matter hereof and shall not be subject to change, modification, amendment, or addition without the express written consent of all Parties to this Agreement.

18.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws.

18.6 Jurisdiction and Venue. The Parties expressly agree to the jurisdiction and venue of any court of general jurisdiction in New York, New York, and the jurisdiction and venue of the United States District Court for the Southern District of New York.

18.7 Attorneys' Fees and Costs. In the event that Licensee breaches this Agreement, Licensor shall be entitled to reimbursement for all costs and expenses associated with enforcing or defending Licensor's rights and remedies under this Agreement (whether or not formal judicial or arbitration proceedings are initiated), including but not limited to reasonable attorneys' fees, court costs and litigation expenses.

18.8 Counterparts. This Agreement may be executed in two or more counterparts, and the failure to have the signatures of all Parties in a single Agreement shall not affect the validity or enforceability of any part of this Agreement against any party who executes any counterpart of this Agreement.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have duly executed this Agreement on the date first above written.

LICENSOR:

NEIGHBORHOOD LICENSING, LLC

By: _____________________________________

Calogero Lorenzo Palminteri

Title: Manager

LICENSEE:

BiVi LLC

By: _____________________________________

Richard DeCicco, CEO and President

Calogero Lorenzo Palminteri hereby joins in this Agreement for the limited purpose of acknowledging his obligations under Sections 2 and 11.

____

Calogero Lorenzo Palminteri, Individually

EXHIBIT A

APPROVED USES OF PALMINTERI'S NAME AND LIKENESS

EXHIBIT B

AUTHORIZED PRODUCTS

EXHIBIT C

STATEMENT OF OWNERSHIP

The undersigned agree and acknowledge that the following is a complete list of all of the members of Licensee and the percentage interest of each individual:

Name	Position/Title	Interest %
Richard DeCicco	Manager	25%
Iconic Brands, Inc.		51%
PNBM Holdings LLC		24%

LICENSEE

BIVI LLC

By:____________________________

Richard DeCicco, CEO and President

EXHIBIT D

GUARANTEE

Iconic Brands, Inc. ("Guarantor") hereby represents to Neighborhood Licensing, LLC ("Licensor") and Calogero "Chazz" Lorenzo Palminteri ("Palminteri") that in consideration of the license granted by Licensor to BiVi LLC ("Licensee") to use Palminteri's endorsement, signature and other intellectual property in connection with BiVi-Brand products as provided in the foregoing License Agreement, Guarantor hereby agrees, to guarantee and act as surety for Licensee's obligations under Sections 9.2.12 and 15 of the License Agreement, and to indemnify Licensor and Palminteri against any third party claims, to engage counsel and vigorously defend any action or claim naming Licensor and/or Palminteri, to reimburse defense costs incurred by Licensor and/or Palminteri and to otherwise resolve all claims without contribution from, or expense to, Licensor or Palminteri if: (1) the claim is not covered by Licensee's insurance policies after timely tendering notice of each claim; and (2) Licensee fails to indemnify Licensor and/or Palminteri by defending and/or peacefully resolving any claim made by a third party against Licensor and/or Palminteri. Guarantor hereby promises that Licensee will maintain insurance in full force and effect as required by the License Agreement and name Licensor and Palminteri as additional insured on each insurance policy.

It is further understood and agreed that the provisions, covenants and conditions of this Guarantee will inure to the benefit of Licensor's and Palminteri's successors and assigns.

ICONIC BRANDS, INC.

____

By: Richard J DeCicco

Title: CEO

Date: May 26th 2015

EXHIBIT E

STAND-BY GUARANTEE

In the event that Iconic Brands, Inc. ("Guarantor") cannot satisfy its obligations set forth on Exhibit D to the foregoing License Agreement, I, Richard DeCicco, hereby represent to Neighborhood Licensing, LLC ("Licensor") and Calogero "Chazz" Lorenzo Palminteri ("Palminteri") that in consideration of the license granted by Licensor to BiVi LLC ("Licensee") to use Palminteri's endorsement, signature and other intellectual property in connection with BiVi Brand products as provided in the foregoing License Agreement, I hereby agree, for myself, my heirs, legal representatives and assigns, to personally guarantee and act as surety for Licensee's obligations under Sections 9.2.,12 and 15 of the License Agreement, and to indemnify Licensor and Palminteri against any third party claims, to engage counsel and vigorously defend any action or claim naming Licensor and/or Palminteri, to reimburse defense costs incurred by Licensor and/or Palminteri and to otherwise resolve all claims without contribution from, or expense to, Licensor or Palminteri if: (1) the claim is not covered by Licensee's insurance policies after timely tendering notice of each claim; and (2) Licensee fails to indemnify Licensor and/or Palminteri by defending and/or peacefully resolving any claim made by a third party against Licensor and/or Palminteri.

It is further understood and agreed that the provisions, covenants and conditions of this Stand-By Guarantee will inure to the benefit of Licensor's and Palminteri's successors and assigns.

STAND-BY GUARANTOR

Richard DeCicco

[signature]

Richard DeCicco, Individually
71 Shore Drive
Copiague, NY 11726

Date: May 26th 2015